Exhibit 16.1

June 23, 2015

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Ladies and Gentlemen:

We have read Item 4.01 of Form 8-K dated June 19, 2015, of Sequenom, Inc. and are in agreement with the statements contained in the second sentence of paragraph 1 and the entirety of paragraphs 2, 3 and 4 of Item 4.01 (a), Changes in Registrant’s Certifying Accountant - Dismissal of Independent Registered Public Accounting Firm, on page 2 herein. We have no basis to agree or disagree with other statements of the registrant contained therein.

/s/ Ernst & Young LLP